                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12
[ ] Confidential, for Use by the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 MAXIMUS, INC.

                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

--------------------------------------------------------------------------------

                                 MAXIMUS, INC.
                               1356 BEVERLY ROAD
                             MCLEAN, VIRGINIA 22101
                                 (703) 734-4200

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 16, 1998

     The Annual Meeting of Shareholders of MAXIMUS, Inc. (the "Company") will be held at The Marriott Hotel at Dulles Airport, 33 West Service Road, Chantilly, Virginia 22021 on Monday, February 16, 1998 at 10:00 a.m., Eastern Standard Time, to consider and act upon the following matters:

          1. To elect two Class I Directors to serve until the 2001 Annual Meeting of Shareholders.

          2. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the current fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on December 15, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,



                                          Donna J. Muldoon, Secretary

Dated: December 29, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                 MAXIMUS, INC.
                               1356 BEVERLY ROAD
                             MCLEAN, VIRGINIA 22101

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                               FEBRUARY 16, 1998

                            ------------------------

GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of MAXIMUS, Inc. (the "Company") for use at the 1998 Annual Meeting of Shareholders to be held on Monday, February 16, 1998 (the "Annual Meeting") and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is December 29, 1997.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended September 30, 1997 (which consists in principal part of the Company's Annual Report on Form 10-K for such year as filed with the Securities and Exchange Commission) is being mailed to shareholders with the mailing of this Notice and Proxy Statement on or about December 29, 1997. A copy of the Exhibits to the Company's Annual Report on Form 10-K for such year will be furnished to any shareholder upon payment of an appropriate processing fee pursuant to a written request sent to the Secretary, MAXIMUS, Inc., 1356 Beverly Road, McLean, Virginia 22101.

VOTING SECURITIES AND VOTES REQUIRED

     Only shareholders of record at the close of business on December 15, 1997 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding 14,790,970 shares of common stock, no par value (the "Common Stock"), each of which is entitled to one vote.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business. Abstentions and "broker non-votes" will be considered as present for quorum purposes but will not be counted as votes cast. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy.) Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter requiring the affirmative vote of a certain percentage or a plurality of the votes cast or shares voting on a matter.

     A director may be elected by a plurality of the affirmative votes cast in such election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the Board's selection of accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 15, 1997, regarding the ownership of the Company's Common Stock by (i) the only persons known by the Company to own more than five percent of the outstanding shares,
(ii) all directors and director nominees of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group.

                                                                        SHARES OF COMMON STOCK
                                                                         BENEFICIALLY OWNED(1)
                                                                       -------------------------
BENEFICIAL OWNER                                                        SHARES           PERCENT
---------------------------------------------------------------------  ---------         -------
David V. Mastran.....................................................  8,120,907(2)        54.9%
Donna J. Muldoon.....................................................  4,878,135(3)        33.0
Raymond B. Ruddy.....................................................  3,242,772           21.9
Lynn P. Davenport....................................................    274,762(4)         1.8
Susan D. Pepin.......................................................    229,680(5)         1.5
Russell A. Beliveau..................................................    201,627(6)         1.4
Robert J. Muzzio.....................................................    114,401(7)           *
Jesse Brown..........................................................      5,000(8)           *
Peter B. Pond........................................................      5,000(8)           *
All directors and executive officers as a group (11 persons).........  9,000,073(9)        59.7%

---------------
 * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1) The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 15, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table. The inclusion therein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. The number of shares deemed outstanding includes 14,790,970 shares outstanding as of December 15, 1997, plus any shares subject to issuance upon exercise of options held by the person in question that are currently exercisable or exercisable within 60 days after December 15, 1997.

(2) Includes the holdings of (i) Dr. Mastran's spouse, Ms. Muldoon, consisting of 89,129 shares and 3,575 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997 and (ii) Mr. Ruddy, consisting of 3,242,772 shares, who is obligated by written agreement to vote such shares in a manner consistent with instructions received from Dr. Mastran until September 30, 2001. See "Executive Employment Agreements." Dr. Mastran does not, however, have dispositive power over Mr. Ruddy's shares.

(3) Includes 3,575 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997. Also includes the holdings of Ms. Muldoon's spouse, Dr. Mastran, consisting of 4,785,431 shares.

(4) Includes 110,000 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997. Also includes the holdings of Mr. Davenport's son consisting of 1,250 shares.

(5) Includes 110,000 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997.

(6) Includes 12,100 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997.

(7) Consists of (i) 110,826 shares held by the Robert J. Muzzio Trust U/A dtd 10/17/96, of which Mr. Muzzio and his spouse are co-trustees and co-beneficiaries, and (ii) 3,575 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997.

(8) Consists of shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997.

(9) See footnotes (2) through (8) above. Also, includes the holdings of (i) F. Arthur Nerret, Vice President, Finance and Chief Financial Officer of the Company, consisting of 4,200 shares and 3,925 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997, and (ii) Ilene R. Baylinson, President of the Company's Federal Services Division, consisting of 5,921 shares and 34,650 shares issuable upon exercise of stock options exercisable within the 60-day period following December 15, 1997.

     Dr. Mastran and Ms. Muldoon, both of whom are directors and officers of the Company, are married to each other.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors, certain of its executive officers and persons who own beneficially more than ten percent of the Company's equity securities are required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file reports of ownership and changes in ownership of Company securities with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during its 1997 fiscal year the Company's directors, executive officers and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that (i) a report filed in June 1997 by F. Arthur Nerret, Chief Financial Officer of the Company, failed to disclose an option to purchase Common Stock of the Company, which report was subsequently corrected by amendment, (ii) a late report was filed by Mr. Davenport reporting the purchase by his son of shares of the Company's Common Stock in the Company's initial public offering, and (iii) a late report was filed by each of Mr. Beliveau, Mr. Davenport, Dr. Mastran, Ms. Muldoon, Mr. Muzzio, Ms. Pepin and Mr. Ruddy, each a director of the Company, reporting his or her sale of shares in the Company's initial public offering and by Mr. Nerret reporting his purchase of shares of the Company's Common Stock in such offering.

                             ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at eight for the coming year. Pursuant to the Company's Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, with each class being as nearly equal in number of directors as possible. The term of one class expires, and their successors are elected for a term of three years, at each annual meeting of the Company's shareholders. At the 1998 Annual Meeting of Shareholders, two Class I Directors will be elected to hold office for three years and until their successors are elected and qualified. Robert J. Muzzio and Peter B. Pond, who are presently serving as directors, have been nominated for election as Class I Directors by the Board of Directors. Donna J. Muldoon, currently a director of the Company, has determined not to stand for re-election as a director. There have been no disagreements between Ms. Muldoon and the Company on any matter relating to the Company's operations, policies or practices. The persons named in the enclosed proxy card (Dr. Mastran, Mr. Ruddy, Mr. Nerret and Lynnette C. Fallon) will vote to elect the two nominees for Class I Directors recommended by the Board of Directors unless authority to vote for the election of either or both of the nominees is withheld by marking the proxy card to that effect. The proxy may not be voted for a greater number of persons than the number of nominees named. Both nominees have consented to being named in this Proxy Statement and to serve if elected. If for any reason either nominee should become unavailable for election prior to the Annual Meeting, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that either of the nominees will be unavailable.

     The following table contains certain information about the nominees for Class I Director and current directors whose term of office as a director will continue after the Annual Meeting. Information with respect to the number of shares of Common Stock beneficially owned by each nominee and director, directly or indirectly, as of December 15, 1997, appears under "Security Ownership of Certain Beneficial Owners and Management."

                                           BUSINESS EXPERIENCE AND                     DIRECTOR
      NAME AND AGE                           OTHER DIRECTORSHIPS                        SINCE
-------------------------  --------------------------------------------------------    --------
                 NOMINEES FOR CLASS I DIRECTORS (PRESENT TERM EXPIRES IN 1998)

Robert J. Muzzio           Robert J. Muzzio has served in various positions with        1996
Age: 63                    the Company since 1979, including Executive Vice
                           President since 1987, and has more than 30 years of
                           experience as a health care administrator, health
                           systems researcher, and personnel and manpower analyst.
                           Prior to joining the Company, Mr. Muzzio held many
                           public and private sector positions in the health care
                           industry, including Life Support Coordinator for the
                           Morrison Knudsen Saudi Arabia Consortium in 1978 and
                           1979 and Director of the Personnel Policies Division of
                           the Office of the Surgeon General, Department of the
                           Army, from 1976 until 1978. Mr. Muzzio received his M.A.
                           in Health Care Administration from Baylor University in
                           1967 and his B.A. in Public Health from San Jose State
                           College in 1956.

Peter B. Pond              Peter B. Pond has served as a director of the Company        1997
Age: 53                    since his election by the Board in December 1997. Mr.
                           Pond is a Principal and Managing Director in the
                           Investment Banking Department at Donaldson, Lufkin &
                           Jenrette Securities Corporation in Chicago and is head
                           of that company's Midwest Investment Banking Group. Mr.
                           Pond holds a BS in Economics from Williams College and
                           an MBA from the University of Chicago. He is a director
                           of The Metzler Group, Inc.

                       CLASS II DIRECTORS (PRESENT TERM EXPIRES IN 1999)

Russell A. Beliveau        Russell A. Beliveau has served as the President of the       1995
Age: 50                    Company's Government Operations Group since 1995. Mr.
                           Beliveau has more than 20 years experience in the Health
                           and Human Services Industry during which he has worked
                           in both government and private sector positions at the
                           senior executive level. Mr. Beliveau's past positions
                           include Vice President of Operations at Foundation
                           Health Corporation of Sacramento, California from 1988
                           through 1994 and Deputy Associate Commissioner
                           (Medicaid) for the Massachusetts Department of Public
                           Welfare from 1983 until 1988. Mr. Beliveau received his
                           M.B.A. in Business Administration and Management
                           Information Systems from Boston College in 1980 and his
                           B.A. in Psychology from Bridgewater State College in
                           1974.

                                           BUSINESS EXPERIENCE AND                     DIRECTOR
      NAME AND AGE                           OTHER DIRECTORSHIPS                        SINCE
-------------------------  --------------------------------------------------------    --------
Jesse Brown                Jesse Brown has served as a director of the Company          1997
Age: 53                    since his election by the Board in September 1997. Mr.
                           Brown, who is currently President of Brown & Associates,
                           Inc., an international consulting company, served as
                           Secretary of Veteran Affairs under the Clinton
                           Administration from 1993 until 1997, and as Executive
                           Director of the Washington office of Disabled American
                           Veterans from 1987 to 1993. Mr. Brown is an honors
                           graduate of Chicago City College and also attended
                           Roosevelt University in Chicago and Catholic University
                           in Washington, D.C.

Susan D. Pepin             Susan D. Pepin has served as the President of the            1996
Age: 43                    Company's Systems Planning and Integration Division
                           since 1994 and has been with the Company since 1988. She
                           has over 14 years experience in technical management and
                           consulting with a focus on health and human services
                           management information systems. Before joining the
                           Company, Ms. Pepin served as Director of Eligibility
                           Systems for the Massachusetts Department of Public
                           Welfare from 1984 until 1987 and a Project Leader for
                           Wang Laboratories, Inc. from 1979 until 1984. Ms. Pepin
                           received her B.S. in Home Economics with a concentration
                           in Consumer Studies and a minor in Business from the
                           University of New Hampshire in 1976.

                      CLASS III DIRECTORS (PRESENT TERM EXPIRES IN 2000)

Lynn P. Davenport          Lynn P. Davenport has served as the President of the         1994
Age: 50                    Company's Human Services Division since he joined the
                           Company in 1991. He has over thirteen years of health
                           and human services experience in the areas of
                           administration, productivity improvement, management
                           consulting, revenue maximization and management informa-
                           tion systems. Prior to joining the Company, Mr.
                           Davenport was employed by Deloitte & Touche, and its
                           predecessor, Touche Ross & Co., in Boston,
                           Massachusetts, where he became a partner in 1987. Mr.
                           Davenport received his M.P.A. in Public Administration
                           from New York University in 1971 and his B.A. in
                           Political Science and Economics from Hartwick College in
                           1969.

David V. Mastran           David V. Mastran has served as President and Chief           1975
Age: 55                    Executive Officer since he founded the Company in 1975.
                           Dr. Mastran received his Sc. D. in Operations Research
                           from George Washington University in 1973, his M.S. in
                           Industrial Engineering from Stanford University in 1966
                           and his B.S. from the United States Military Academy at
                           West Point in 1965.

Raymond B. Ruddy           Raymond B. Ruddy has served as the Chairman of the Board     1985
Age: 54                    of Directors since 1985 and President of the Company's
                           Consulting Group since 1986. From 1969 until he joined
                           the Company, Mr. Ruddy served in various capacities with
                           Touche Ross & Co., including, Associate National
                           Director of Consulting from 1982 until 1984 and Director
                           of Management Consulting (Boston, Massachusetts office)
                           from 1978 until 1983. Mr. Ruddy received his M.B.A. from
                           the Wharton School of Business of the University of
                           Pennsylvania and his B.S. in Economics from Holy Cross
                           College.

BOARD AND COMMITTEE MEETINGS

     In January 1997, the Board of Directors established a standing Audit Committee which assists the Board of Directors in discharging its duties and responsibilities by providing the Board with an independent review of the financial health of the Company and of the reliability of the Company's financial controls and financial reporting. The members of the Audit Committee are Messrs. Brown and Pond. The Audit Committee held no meetings during fiscal 1997.

     The Company also has a standing Compensation Committee of the Board of Directors, which is responsible for establishing cash compensation policies with respect to the Company's executive officers employees, directors and consultants. The Compensation Committee held three meetings during fiscal 1997. The members of the Compensation Committee are Dr. Mastran and Mr. Ruddy. See "Report of the Board of Directors and Compensation Committee."

     During fiscal 1997, the Board of Directors held four meetings, and each director attended 100% of the meetings of the Board of Directors and of all committees of the Board on which he or she served.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company do not receive additional compensation for their services as directors. Outside directors are paid $2,500 for attendance at each meeting of the Board of Directors or committees thereof. During fiscal 1997, no payments were made to directors in connection with their services.

     Any director who is not an employee of the Company is eligible to participate in the Company's 1997 Director Stock Option Plan (the "Director Plan"), unless such director irrevocably elects not to participate (an "Eligible Director"). Options under the Director Plan are automatically granted to Eligible Directors upon the election or reelection of such directors. Under the Director Plan, as amended on December 11, 1997, each option consists of 5,000 shares of Common Stock for each year of the term of office to which the director is elected (with any period of term of office less than a year deemed a full year). Such option becomes exercisable with respect to 5,000 shares immediately upon grant and, in the event the grant is for more than 5,000 shares, with respect to an additional 5,000 shares at each subsequent annual meeting of shareholders during which the optionee is an Eligible Director and there remain unvested shares underlying the option. Options granted under the Director Plan have a term of ten years. The exercise price for each option is equal to the last sale price for the Common Stock on the business day immediately preceding the date of grant, as reported on the New York Stock Exchange. Currently, the only Eligible Directors are Messrs. Brown and Pond. Upon his election to the Board in September 1997, Mr. Brown received an option for 4,000 shares. In connection with the Amendment to the Director Plan in December 1997, Mr. Brown received an additional option for 6,000 shares. Mr. Pond received an option for 5,000 shares upon his election to the Board in December 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Pond serves as a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in Chicago. DLJ served as a managing underwriter for the initial public offering by the Company of its Common Stock completed in June 1997. The Company also employs DLJ Investment Management Corp. to manage the Company's securities portfolio.

     In May 1995, the Company entered into a Stock Purchase Agreement with Mr. Ruddy, under which the parties agreed that the Company would purchase up to 2,878,040 of Mr. Ruddy's shares of Common Stock over a four year period at a price per share equal to the book value of the stock on the date of sale, subject to various conditions including an election by Mr. Ruddy after each fiscal year end to demand such sale. No shares were purchased subject to this agreement, and the agreement terminated upon completion of the Company's initial public offering in June 1997.

     In March 1996, the Company loaned to Mr. Davenport the aggregate principal amount of $85,000, evidenced by an interest bearing promissory note. The note was repaid in full in January 1997.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below sets forth certain compensation information for the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company whose salary and bonus for the fiscal year ended September 30, 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                 ANNUAL           COMPENSATION AWARDS(3)
                                             COMPENSATION(1)      ----------------------
                               FISCAL     ---------------------         SECURITIES            ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR       SALARY      BONUS(2)     UNDERLYING OPTIONS     COMPENSATION(4)
-----------------------------  ------     --------     --------   ----------------------   ---------------
David V. Mastran.............   1997      $358,413           --                --                   --
  President and                 1996       311,538     $190,039                --                   --
  Chief Executive Officer
Raymond B. Ruddy.............   1997       350,000           --                --              $ 3,067
  Chairman of the Board,        1996       300,000      177,165                --               12,000
  Vice President of the
  Company, and President of
  Consulting Services
Russell A. Beliveau..........   1997       246,634       75,000            16,874(5)             5,758
  President of Government       1996       215,000       70,000             9,900                8,600
  Operations Group
Lynn P. Davenport............   1997       259,615      100,000           116,365(6)             6,454
  President of Human            1996       212,884      246,067            13,200                6,063
  Services Division
Susan D. Pepin...............   1997       219,167       85,000           115,411(7)             6,734
  President of Systems          1996       184,358      212,883            13,200                7,374
  Planning and Integration
  Division

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the fiscal year ended September 30, 1997.

(2) Bonuses earned for the fiscal year ended September 30, 1997 were paid on October 21, 1997 for each of the Named Executive Officers receiving a bonus for such fiscal year. Bonuses earned for the fiscal year ended September 30, 1996 were paid on September 30, 1996 for Messrs. Ruddy and Beliveau; on October 21, 1996 for Dr. Mastran; and on December 20, 1996 for Mr. Davenport and Ms. Pepin.

(3) For fiscal 1996, the figures in this column represent rights to purchase shares of Common Stock at a price of $0.94 per share granted to certain Named Executive Officers in the year ended September 30, 1996 for performance during the year ended September 30, 1995. All such purchase rights were exercised in March 1996.

(4) The figures in this column represent the amount contributed by the Company to the employee under the Company's 401(k) Plan.

(5) Includes options to purchase 12,100 and 4,774 shares of Common Stock at exercise prices of $1.46 and $26.50 per share, respectively.

(6) Includes options to purchase 110,000 and 6,365 shares of Common Stock at exercise prices of $1.46 and $26.50 per share, respectively.

(7) Includes options to purchase 110,000 and 5,411 shares of Common Stock at exercise prices of $1.46 and $26.50 per share, respectively.

     Option Grant Table. The following table sets forth certain information concerning options granted to the Named Executive Officers in the fiscal year ended September 30, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                    INDIVIDUAL GRANTS                        REALIZABLE
                                    --------------------------------------------------    VALUE AT ASSUMED
                                                   PERCENT                                 ANNUAL RATES OF
                                    NUMBER OF      OF TOTAL                                  STOCK PRICE
                                    SECURITIES     OPTIONS       EXERCISE                 APPRECIATION FOR
                                    UNDERLYING    GRANTED TO     OR BASE                   OPTION TERM (2)
                                     OPTIONS      EMPLOYEES       PRICE     EXPIRATION   -------------------
               NAME                 GRANTED(1)  IN FISCAL YEAR   ($/SHARE)     DATE         5%        10%
----------------------------------  ---------   --------------   --------   ----------   --------   --------
David V. Mastran..................        --           --             --         --            --         --
Raymond B. Ruddy..................        --           --             --         --            --         --
Russell A. Beliveau...............    12,100          2.3%        $ 1.46        (2)      $ 11,110   $ 28,155
Lynn P. Davenport.................   110,000         20.7           1.46        (2)       101,000    255,955
Susan D. Pepin....................   110,000         20.7           1.46        (2)       101,000    255,955

---------------
(1) These options were granted on January 31, 1997 under the Company's 1997 Equity Incentive Plan in exchange for options originally granted in November 1996 and became fully exercisable upon consummation of the Company's initial public offering in June 1997. Each option expires upon the earlier of the termination of the Named Executive Officer's employment with the Company or January 31, 2007.

(2) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. There was no public trading market for the Common Stock at the date of grant. Accordingly, these values have been calculated based on $1.46 per share, the book value per share at September 30, 1996, which is also the exercise price. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock, which will benefit all stockholders proportionately.

     On October 28, 1997, Mr. Beliveau, Mr. Davenport and Ms. Pepin were each granted options under the Company's Equity Incentive Plan to purchase 4,774, 6,365, and 5,411 shares of Common Stock of the Company, respectively, at an exercise price of $26.50 per share, the closing sales price of the Company's Common Stock as reported by the New York Stock Exchange on October 27, 1997. Each option may be exercised on a cumulative basis with respect to one-fourth of the shares underlying the option on each of the first, second, third and fourth anniversaries of the date of grant. Each option expires upon the earlier of the executive's termination of employment or October 28, 2007.

     Fiscal Year-End Option Values. The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of September 30, 1997:

                        FISCAL YEAR-END OPTION VALUES(1)

                                        NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                              UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                                             AT FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)(2)
                                        -------------------------------     -------------------------------
                 NAME                   EXERCISABLE       UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
--------------------------------------  -----------       -------------     -----------       -------------
David V. Mastran......................         --                 --                 --               --
Raymond B. Ruddy......................         --                 --                 --               --
Russell A. Beliveau...................     12,100                 --        $   332,508               --
Lynn P. Davenport.....................    110,000                 --          3,022,800               --
Susan D. Pepin........................    110,000                 --          3,022,800               --

---------------
(1) No options were exercised during the fiscal year ended September 30, 1997 by the Named Executive Officers.

(2) Value of unexercised in-the-money options represents the difference between the last reported sales price of the Company's Common Stock as reported by the New York Stock Exchange on September 30, 1997 ($28.94) and the exercise price of the option, multiplied by the number of shares subject to the option.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into Executive Employment, Non-Compete, Confidentiality and Stock Restriction Agreements with Dr. Mastran, Mr. Ruddy, Mr. Beliveau, Ms. Pepin, Mr. Davenport and Ilene R. Baylinson, President of the Company's Federal Services Division, (each, an "Executive Agreement") pursuant to which each individual has agreed to serve as an officer of the Company. Under the terms of the Executive Agreements, each officer is entitled to a base salary and a year-end bonus consistent with the Company's past practices. The initial base salary for each of Dr. Mastran, Mr. Ruddy, Mr. Beliveau, Mr. Davenport, Ms. Pepin and Ms. Baylinson is $350,000, $350,000, $237,500, $250,000, $220,000 and
$182,000, respectively. In addition, Mr. Ruddy's Executive Agreement provides that his aggregate compensation shall not be less than that paid to Dr. Mastran. The term of the employment obligation under each Executive Agreement commenced on June 18, 1997 and continues until September 30, 2001, subject to the right of the Company to terminate each officer if the officer breaches any material duty or obligation to the Company or engages in certain other proscribed conduct. Each Executive Agreement also provides that the officer will not compete with the Company and will maintain the Company's trade secrets in strict confidence. In addition, each Executive Agreement restricts the ability of the officer to sell or transfer shares of Common Stock of the Company held by such officer until June 19, 2001 (the fourth anniversary of the closing of the Company's initial public offering), and grants to the officer certain piggyback registration rights with respect to such shares.

     In the Executive Agreements with each of Raymond B. Ruddy and David V. Mastran, such executives agreed to vote their shares in favor of the election of the other to the Board of Directors, as long as each such executive owns or controls at least 20% of the outstanding Common Stock. In addition, Mr. Ruddy agreed in his Executive Agreement to vote his shares of Common Stock in a manner consistent with instructions received from Dr. Mastran until September 30, 2001.

REPORT OF THE BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Board") was established in January 1997 and is currently composed of Dr. Mastran, President and Chief Executive Officer, and Mr. Ruddy, Vice President of the Company and President of the Consulting Group. Prior to January 1997, all executive compensation was determined by the Board and Dr. Mastran. The Compensation Committee is responsible for establishing cash compensation policies with respect to the Company's executive officers. The objective of the Company's executive compensation program is to establish compensation levels designed to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company so as to enhance shareholder value. The Board also administers the Company's 1997 Equity Incentive Plan. This report is submitted by the Board and the Compensation Committee and addresses the compensation policies for fiscal year 1997 as they affected Dr. Mastran, in his capacity as President and Chief Executive Officer of the Company, and the top four executive officers other than Dr. Mastran whose combined salary and bonus for fiscal year 1997 exceeded $100,000, named in the preceding compensation tables (the "Other Executive Officers").

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long-term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Compensation Committee applies its judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for the Company's Other Executive Officers consists of three principal elements: base salary, cash bonus and stock options.

     Base Salary and Cash Bonus. Each of the Other Executive Officers have entered into employment agreements approved by the Board of Directors in January 1997 (the "Executive Agreements") and which became effective in June 1997. The minimum annual base salary set forth in each of the Executive Agreements was established by the Board on the recommendation of Dr. Mastran in light of each executive's salary history with the Company and to create internal and external equities. The annual base salary for each of the Other Executive Officers was not adjusted in fiscal 1997 from the minimum established in each Executive Agreement. In the future, the Compensation Committee intends to engage in annual reviews of the base salaries paid to the Other Executive Officers, in light of salaries paid to individuals in comparable positions with other companies, including competitors of the Company, as well as individual performance. The Company also intends to compare the salary levels of its executive officers with other leading companies through reviews of survey and proxy statement data.

     A significant component of the annual compensation of the Other Executive Officers, except for Mr. Ruddy, is comprised of an annual cash bonus. In fiscal 1997, the cash bonuses paid to Mr. Beliveau, Mr. Davenport and Ms. Pepin represented 22.9%, 27.3% and 27.3%, respectively, of each of their respective total compensation for such year. Mr. Ruddy did not receive a bonus in light of his existing significant equity ownership of the Company. Cash bonuses are tied directly to the Company's financial performance and the contribution of each executive to such performance. In order to determine such contribution, the Committee reviews and evaluates the performance of the department or activity for which each executive has responsibility, the impact of that department or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside the Company.

     Equity Ownership. Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock. The purposes of the Company's stock option grant program are to (i) highlight and reinforce the mutuality of long-term interests between employees and the shareholders and
(ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors who are essential to the Company's growth and development.

     The Company's stock option grants include long vesting periods to optimize the retention value of these options and to orient the Company's executive officers to longer term success. Generally, stock options vest in equal annual installments over four years commencing on the first anniversary of the date of grant and, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards. While the Company believes that these longer vesting periods are in the best interest of shareholders, they may result in an increased number of outstanding options compared to companies with shorter vesting schedules.

     The number of shares of Common Stock subject to stock options grants is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. Prior to completion of the Company's initial public offering in June 1997, executive officers were permitted to apply their annual bonus toward the purchase of the Company's Common Stock at a purchase price per share equal to the book value of the stock. Such stock was also subject to repurchase by the Company upon termination of employment. Since June 1997, the Board has determined to grant at each fiscal year end to employees earning a salary in excess of $50,000 options at an exercise price equal to 100% of the fair market value per share on the date of grant. In determining the 1997 fiscal year end option grants to the Company's executives, the Board considered the equity compensation policies of competitors and other companies, both privately held and publicly traded, with comparable capitalizations. The Board expects to continue to apply this philosophy to its future grants of stock options. All of the Other Executive Officers except Mr. Ruddy received option grants in fiscal 1997, as shown in the table above. Mr. Ruddy did not receive an option grant in light of his existing significant equity ownership of the Company.

     The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by the Board.

  Dr. Mastran's 1997 Compensation

     Dr. Mastran has an Executive Agreement with the Company that became effective in June 1997 and fixes his minimum base annual compensation at $350,000. Dr. Mastran's base compensation was not increased during fiscal 1997. The Board, in approving Dr. Mastran's agreement, set Dr. Mastran's base salary at a level it believes is consistent with Dr. Mastran's salary history at the Company and permits a large portion of Dr. Mastran's total compensation to be reflected by his annual bonus, which is determined by the Compensation Committee after the end of the fiscal year and reflects the Company's overall financial performance and the contribution of Dr. Mastran to such performance. For fiscal 1997, however, Dr. Mastran received no bonus, stock awards or option grants in light of his existing significant equity ownership in the Company.
                                          MAXIMUS, INC.
                                          BOARD OF DIRECTORS

                                          Russell A. Beliveau
                                          Jesse Brown
                                          Lynn P. Davenport
                                          David V. Mastran
                                          Donna J. Muldoon
                                          Robert J. Muzzio
                                          Susan D. Pepin
                                          Peter B. Pond
                                          Raymond B. Ruddy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 1997, the Company's Compensation Committee consisted of Dr. Mastran and Mr. Ruddy. Dr. Mastran has served as President, Chief Executive Officer and a director of the Company since its incorporation in 1975, and Mr. Ruddy has served as an officer and director of the Company since 1985.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder return on the Company's Common Stock since June 13, 1997, the date on which the Company's Common Stock commenced trading on the New York Stock Exchange, with the cumulative total return for the NYSE Stock Market Index (U.S. Companies) and the NYSE/AMEX/NASDAQ SIC 8740-8749 Stocks Index (Management and Public Relations Services -- U.S. Companies). This graph assumes the investment of $100 on June 13, 1997 in the Company's Common Stock, the NYSE Stock Market Index and the NYSE/AMEX/NASDAQ SIC 8740-8749 Stocks Index and assumes dividends are reinvested.

                                    [CHART]



                                    6/13/97   6/30/97     7/31/97   8/29/97   9/30/97
                                    -------   -------     -------   -------   -------
MAXIMUS. Inc.                       $100.00   $99.31      $128.47   $127.08   $160.76

New York Stock Exchange-U.S.        $100.00   $99.61      $106.68   $101.92   $107.75

Management and Public Relations
 Services Companies-U.S.            $100.00   $105.73     $113.78   $109.41   $123.70



               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP, independent public accountants, as accountants of the Company for the fiscal year ending September 30, 1998. Although shareholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give the shareholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider the selection of Ernst & Young LLP.

     The firm of Ernst & Young LLP, independent public accountants, examined the Company's financial statements for the year ended September 30, 1997. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire.

OTHER MATTERS

     Management does not know of any other matters which may properly come before the meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

     The Company's Bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Secretary of the Company not less than 45 days before the meeting, unless less than 60 days' notice or public disclosure of the meeting is given, in which case the shareholder's notice must be received within 15 days after such notice or disclosure is given. The notice must contain specified information about the proposed business or nominee and the shareholder making the proposal or nomination.

     Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal office at 1356 Beverly Road, McLean, Virginia 22101, Attention: Secretary, not later than August 31, 1998 for inclusion in the proxy statement for that meeting.

EXPENSES OF SOLICITATION

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

                                          By Order of the Board of Directors,

                                          Donna J. Muldoon, Secretary

December 29, 1997

     THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

--------------------------------------------------------------------------------


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 MAXIMUS, INC.

         PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 16, 1998

  The undersigned stockholder of MAXIMUS, Inc. (the "Company") hereby appoints David V. Mastran, Raymend B. Ruddy and F. Arthur Nerret, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of capital stock of the Company entitled to vote at the Annual Meeting of Sharesholders of the Company to be held on February 16, 1997, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

                (Continued and to be signed on the reverse side)

                                                                  -----------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                  -----------

--------------------------------------------------------------------------------

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                                 MAXIMUS, INC.

                               February 16, 1998






                                          Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------------------------------------------------------------

      Please mark your
A [X] votes as in this
      example.


                                WITHHELD
                      FOR       from both
                 both nominees  nominees                                                                     FOR    AGAINST  ABSTAIN
  1. Election of      [ ]          [ ]    Nominees: Robert J. Muzzio   2. To ratify the selection Ernst &    [ ]      [ ]      [ ]
     Class I                                        Peter B. Pond         Young as independent public
     Directors                                                            accountants.

                                                                       This Proxy when property executed will be voted in the
                                                                       manner directed herein by the undersigned shareholders. If
  FOR, except vote withheld from the following nominees:               no specification is made, this proxy will be voted for
                                                                       proposals 1 and 2. In their discretion, the proxies are
  ______________________________________________________               also authorized to vote upon such matters as may properly
                                                                       come before the meeting.

                                                                                                   MARK HERE [ ]     MARK HERE [ ]
                                                                                                 FOR ADDRESS       IF YOU PLAN
                                                                                                  CHANGE AND         TO ATTEND
                                                                                                  NOTE BELOW       THE MEETING

                                                                       Address change:____________________________________________

                                                                       ___________________________________________________________







  Signature ___________________________ Date _______________ 1997  Signature ___________________________ Date _______________ 1997

  Note: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.

------------------------------------------------------------------------------------------------------------------------------------